EXHIBIT 99.1

FOR IMMEDIATE RELEASE


                     CHEVRON RENEWS STOCKHOLDER RIGHTS PLAN


     SAN FRANCISCO, Nov. 23 -- Chevron Corp.'s Board of Directors today adopted a new Stockholder Rights Plan to replace a similar plan, adopted in 1988, that expired yesterday. A Summary of Rights will be mailed to stockholders in December.

     As part of its action, the Board intends to review the plan at least every third year to ensure that it remains consistent with stockholder interests. The review would be carried out by the Board Nominating and Governance Committee, which is composed exclusively of non-employee directors.

     Integral to the plan is a rights dividend payable on shares of Chevron's common stock. Under the Rights Agreement, one right to purchase Series A Participating Preferred Stock will be allocated to each share of common stock held of record at the close of business Dec. 3, 1998. Initially, the rights will not be exercisable and cannot be separated from shares of Chevron common stock. The rights would become exercisable and trade independently after either: 1) an acquirer announces publicly that it has obtained ownership, or the right to take ownership, of 10 percent or more of the company's outstanding shares, or 2) 10 days lapse after a hostile tender offer commences to acquire 10 percent or more of the company's outstanding shares.

     The rights will expire Nov. 23, 2008, or earlier if they become exercisable and are redeemed or exchanged.

     A copy of the Rights Agreement will be available by Dec. 3, 1998, at www.chevron.com or by writing to the Corporate Secretary.

                                      # # #

11/23/98

Contact:     Mike Libbey  --  (415) 894-4440